                                                                    EXHIBIT 2.2

                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT, dated as of June 29, 1999 (including the exhibits and schedules attached hereto, this "AGREEMENT"), is by and among Towne Services, Inc., a Georgia corporation (the "PARENT"), Dan Paul and Allen Merrill, each in their capacity as a Stockholder Representative (collectively, the "STOCKHOLDERS' REPRESENTATIVES") and First Union National Bank, a National Banking Association (the "ESCROW AGENT").

                             W I T N E S S E T H :

         WHEREAS, the Parent, Forseon Corporation, a Delaware corporation (the "COMPANY") and certain of the stockholders of Company (the "MANAGEMENT STOCKHOLDERS") have entered into an Agreement and Plan of Merger, dated as of March 25, 1999 (including the exhibits, annexes, schedules, amendments and attachments thereto, the "MERGER AGREEMENT"), pursuant to which the Parent has agreed to acquire all of the capital stock of Company through the merger of TSI Acquisition One, Inc., a Georgia corporation and wholly-owned subsidiary of Parent, with and into Company; and

         WHEREAS, it is contemplated under the Merger Agreement that the Parent will deposit or cause to be deposited into escrow a certificate representing ten percent (10%) of the Parent Common Stock to be issued in connection with the Merger (the "ESCROW SHARES") to be held and disbursed by the Escrow Agent in accordance with this Agreement; and

         WHEREAS, pursuant to the terms of the Merger Agreement the Escrow Shares are to be held by the Escrow Agent to satisfy any obligation of Company and the Company Stockholders to indemnify Parent and the Parent Indemnified Parties under the terms of the Merger Agreement; and

         WHEREAS, the Parent and the Company desire to appoint the Escrow Agent as escrow agent for the purpose of receiving, holding and distributing the Escrow Fund (as defined below), and the Escrow Agent is willing to act as the Escrow Agent subject to and in accordance with the terms and conditions of this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings provided in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings:

         (a) "Distribution Date" shall mean that date which is one year from the Effective Time of the Merger.

         (b) "Value Per Share" shall mean the fair market value of a share of Parent Common Stock at the Effective Time of the Merger.

2. Appointment and Agreement of Escrow Agent. The Parent and the Stockholders' Representatives (on behalf of themselves and all Company Stockholders) hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to act as, escrow agent upon the terms and conditions of this Agreement.

3.       Establishment of the Escrow Fund.

         (a) Pursuant to Section 2.1(d) of the Merger Agreement, the Parent shall deliver the Escrow Shares to the Escrow Agent on the date hereof. The Escrow Agent shall hold the Escrow Shares and any and all substitutions and replacements thereof, all dividends, shares and other amounts issued with respect thereto or earned thereon, and all cash and non-cash proceeds from any sale or other disposition thereof, if any (the "ESCROW FUND"), in escrow pursuant to this Agreement.

         (b) Each of the Parent and the Stockholders' Representatives confirms to the Escrow Agent and to each other that the Escrow Fund is free and clear of all Liens except as may be created or disclosed by this Agreement and the Merger Agreement.

         (c) The Escrow Agent acknowledges receipt of the Escrow Shares and agrees to hold and disburse the Escrow Shares for the benefit of Parent and the Company Stockholders, as the case may be, in accordance with the provisions of this Agreement. The portion of the Escrow Shares initially allocated to each Company Stockholder is indicated on Exhibit A attached hereto. Exhibit A shall be revised from time to time pursuant to changes to the Escrow Fund made pursuant to Section 6 and pursuant to distributions made in accordance with Section 4 below. The parties shall cooperate with Escrow Agent and deliver to Escrow Agent such confirmations, certificates, affirmations, information and other documents as Escrow Agent shall reasonably request in the performance of its obligations under this Agreement, including any and all such items as Escrow Agent shall deem necessary to evidence termination of this Agreement and to evidence the parties' consent to the final distribution of the Escrow Fund in accordance with the terms of this Agreement.

         (d) The parties shall cooperate with each other to insure the proper and timely disbursement of the Escrow Fund in accordance with the terms of this Agreement.

4. Distributions from the Escrow Fund. The Escrow Agent shall make distributions of the Escrow Fund in accordance with the following:

         (a) Pursuant to the procedures set forth in this Agreement and the Merger Agreement, the Escrow Agent shall distribute to Parent, a number of Escrow Shares equal to the dollar amount sought by Parent or any Parent Indemnified Parties divided by the Value Per Share in respect of all Indemnifiable Damages which may be owed to Parent or any other Parent Indemnified Parties, as the case may be, as indicated on a Notice of Claim submitted by Parent or any other Parent Indemnified Parties in accordance with this Agreement, that arise out of or result from any of the events listed in Sections 10.1(a),
                  (b) or (c) of the Merger Agreement. Claims under Notices of Claims which are the subject of an objection by the Stockholder Representatives shall be governed by Article 10 of the Merger Agreement and Section 4(g) hereof.

         (b) In no event shall the actual damages chargeable by Parent or any other Parent Indemnified Party for claims considered "general contingencies" under a "pooling of interests" exceed the product of (i) ten percent (10%) of the Value Per Share multiplied by (ii) the number of shares of Parent Common Stock issued as Merger Consideration. All "general contingencies" shall be settled and resolved no later than
                  (i) the date of the first audit of financial statements containing combined operations for those items that would be expected to be encountered in the audit process, or (ii) one year after the Effective Time for other items. All "specific contingencies" shall be resolved as promptly as practicable; however, the parties acknowledge that some specific contingencies may not be resolved until after one year from the Effective Time. In such event, a Notice of Claim shall be submitted by Parent to the Escrow Agent (with a copy sent to the Stockholders' Representatives) with respect to any unresolved specific contingencies and the requisite number of Escrow Shares (as provided in paragraph (e) below) shall be held back in escrow beyond the Distribution Date until such claims are resolved. Any such distribution shall be made 30 days after receipt by the Escrow Agent of such Notice of Claims if the Escrow Agent does not receive a written objection to such distribution from the Stockholder Representatives within 30 days after receipt by the Escrow Agent of such Notice of Claims. Claims under Notices of Claims which are the subject of an objection by the Stockholder Representatives shall be governed by Article 10 of the Merger Agreement and Section 4(g) hereof.

         (c) The Escrow Agent shall distribute to the appropriate party in accordance with a written disbursement notice signed by both Parent and the Stockholder Representatives and delivered to the Escrow Agent.

         (d) The Escrow Agent shall distribute to Parent, a number of Escrow Shares equal to the dollar amount awarded to Parent in response to a Notice of Claim divided by the Value Per Share, if such Notice of Claim is accompanied by and in accordance with a final arbitration award or judgment of a court of competent jurisdiction against the Company in favor of Parent or the Parent Indemnified Parties.

         (e) The Escrow Agent shall distribute to the Company Stockholders on the Distribution Date, the Escrow Shares remaining following any distributions under a., b., c. or d. above, if any, less a number of Escrow Shares equal to the quotient of the dollar amount of all pending and disputed claims under all Notices of Claims divided by the Value Per Share.

         (f) Escrow Shares left following the Distribution Date shall be distributed in accordance with a., b., c. and d. above, or to the Company Stockholders upon delivery by a Stockholder Representative of a request for distribution of the remaining shares accompanied by a final arbitration award or judgment of a court of competent jurisdiction dismissing all pending and disputed claims.

         (g) No later than 290 days subsequent to the Effective Time, Parent shall deliver to the Stockholder Representatives a list of all Indemnifiable Damages remaining subject to this Agreement, and the total damages relating to each item (the "CLAIMS SCHEDULE"). If the Stockholder Representatives dispute the correctness of the Claims Schedule, they, acting together, shall notify Parent of their objections within ten
                  (10) business days after delivery of the Claims Schedule and shall set forth in reasonable detail in such notice the reason for the Stockholder Representatives' objections. If the Stockholder Representatives fail to deliver such notice within such time period, the Company and the Company Stockholders shall be deemed to have accepted Parent's calculation of the Specified Liabilities and other items set forth on the Claims Schedule. If the Stockholder Representatives deliver such notice, Parent and the Stockholder Representatives shall endeavor in good faith to resolve their dispute concerning the Claims Schedule within fifteen (15) business days after the receipt by Parent of such notice. If they are unable to do so within such 15-business-day period, the dispute shall be submitted to an audit partner experienced in the technology-based retail inventory tracking and analysis industry of an independent nationally-recognized accounting firm in the United States as shall be mutually acceptable to Parent, on the one hand, and the Stockholder Representatives, on the other hand (an "INDEPENDENT ACCOUNTING FIRM"), whom the parties initially designate to be PriceWaterhouseCoopers, LLP, who shall act as an expert and not as an arbitrator, and who shall resolve the dispute within 30 days of the submission of such dispute, or if no such Independent Accounting Firm is available to a mutually agreed neutral arbitrator (the "ARBITRATOR"). The decision of the Independent Accounting Firm or the Arbitrator, as the case may be, as to the Claims Schedule shall be final and binding upon Parent and the Company Stockholders. The expense of the Independent Accounting Firm or the Arbitrator, as the case may be, shall be borne in proportion to the difference between the final determined amount of the Independent Accounting Firm or the Arbitrator, as the case may be, and such amounts proposed by Parent, on the one hand, and the Stockholder Representatives acting for the Company Stockholders on the other hand. The Stockholder Representatives and Parent shall cooperate with the other party in the determination of the Claims Schedule, including without limitation, allowing the Stockholder Representatives access after the Effective Time to the books and records of the Surviving Corporation and to the accounting and other representatives and advisors of the Surviving

                  Corporation and its books and records for the purposes of making such determination. Within three business days following final determination of the Claims Schedule, the Escrow Agent shall return to Parent that portion of the Escrow Fund, valued at the Value Per Share, of Parent Common Stock equal to the total Indemnifiable Damages listed on the Claims Schedule and/or deliver the remaining portion of the Escrow Fund to the Company Stockholders hereunder in accordance with the written instructions of the Stockholders' Representatives.

         (h) If any certificate representing shares of Parent Common Stock is to be made in a name other than that in which the certificate theretofore surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such transfer either pay to Parent any transfer or other Taxes required by reason of the transfer to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of Parent that such Tax has been paid or is not payable.

         (i) If the Merger Agreement is terminated, the Stockholders' Representatives and the Parent shall notify the Escrow Agent in writing to such effect, and the Escrow Agent shall, immediately after its receipt of such notice, return all contents of the Escrow Fund to Parent.

5. Suspension of Performance; Disbursement Into Court. If at any time there shall exist any dispute among the Parent, Parent Indemnified Parties, the Company, any of the Company Stockholders, and the Escrow Agent, or between any of them, with respect to the holding or disposition of any portion of the Escrow Shares or any other obligations of the Escrow Agent under this Agreement, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent's sole satisfaction, the proper disposition of any portion of the Escrow Shares or the Escrow Agent's proper actions with respect to his obligations under this Agreement, or if Parent and the Stockholder Representatives have not within 30 days of the furnishing by the Escrow Agent of a notice of resignation, appointed a successor escrow agent to act under this Agreement, then the Escrow Agent may, in its sole discretion:

         (a) suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor escrow agent shall have been appointed (as the case may be); provided, however, that the Escrow Agent shall continue to maintain the Escrow Fund and hold the certificates for the Escrow Shares; and/or

         (b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to the Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required by law, deliver to such court, for holding and disposition in accordance with the instructions of such court, the certificates for the Escrow Shares.

         The Escrow Agent shall have no liability to the Parent, Parent Indemnified Parties, Company, any of the Company Stockholders or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Shares or any delay in or with respect to any other action required or requested of the Escrow Agent.


6. Dividends; Voting and Other Rights. Prior to disbursement from the Escrow Fund, any and all cash dividends or other cash or non-cash income or proceeds with respect to the Escrow Shares shall be paid into and become part of the Escrow Fund and shall be disbursed in accordance with Section 4 hereof in the same manner as the Escrow Shares to which such dividends, income or proceeds relates. Each Company Stockholder shall have the right to direct the Escrow Agent in writing as to the exercise of voting rights with respect to his or her Escrow Shares, and the Escrow Agent shall comply with any such directions if received in a timely manner. In the absence of such directions, the Escrow Agent shall not vote any Escrow Shares.

7.       Investments.

         (a) Subject to restrictions on transfer imposed by "pooling of interests" and applicable law, the cash portion, if any, of the Escrow Fund shall be invested and reinvested by the Escrow Agent in Permitted Investments (as defined below) as directed by the Stockholder Representatives. In giving such instructions, the Stockholder Representatives shall undertake in good faith to direct the making of Permitted Investments that mature or are subject to redemption on or prior to the date or dates on which the Stockholder Representatives reasonably anticipate that distributions will be required from the Escrow Fund, but the Escrow Agent shall, upon written instructions from the Stockholder Representatives, have the authority to liquidate any investments in order to make distributions pursuant to this Agreement. The Escrow Agent shall have no liability for losses arising from liquidations of investments. The Escrow Agent may make all Permitted Investments through its own bond department or the trust department of any bank or trust company under common control with the Escrow Agent or through the trust department of any bank with which the Escrow Agent has a correspondent relationship.

         (b) For the purposes of this Agreement, "Permitted Investments" shall be denominated in U.S. dollars and shall be limited to:

                  (i) direct general obligations of, or obligations the payment of principal of and interest on which are unconditionally guaranteed by, the United

                           States of America, any agency thereof, any State, or any political subdivision or other agency thereof;

                  (ii) certificates of deposit or other evidences of indebtedness issued by any bank which is insured by the Federal Deposit Insurance Corporation;

                  (iii) prime commercial paper (including variable demand notes) of companies whose commercial paper is rated A-1 or P-1 by Moody's or Standard & Poor's;

                  (iv) repurchase agreements collateralized by United States treasuries; and

                  (v)      A money market fund maintained by the Escrow Agent.

                  In the absence of written instructions, the funds will be invested in accounts or funds described in clause (v).

         (c) All income and profits arising from Permitted Investments of all or any portion of the Escrow Fund shall be reinvested by the Escrow Agent and made a part of the principal of the Escrow Fund. Such income and profits shall be distributed to the parties on the Distribution Date as set forth in Section 4 hereof.

8. Stock Splits; Stock Dividends. In the event of any stock split or stock dividend with respect to Parent Common Stock that becomes effective during the term of this Agreement, the additional shares so issued with respect to the Escrow Shares shall be added to the Escrow Shares and subject to the escrow covered by this Agreement and any other references herein to a specific number of shares of Parent Common Stock, the Value Per Share, and any other references herein to prices for or the number of shares of Parent Common Stock shall be adjusted accordingly.

9. Maintenance of the Escrow Fund; Termination of the Escrow Fund. The Escrow Agent shall continue to maintain the Escrow Fund and hold the Escrow Shares until the earlier of (i) the time at which the Escrow Fund is disbursed in accordance with Section 4 hereof and (ii) the termination of this Agreement. Notwithstanding the foregoing, the Escrow Agent shall have the power to release and transfer portions of the Escrow Fund whenever the Escrow Agent shall be required to release all or any portion of the Escrow Fund pursuant to Section 4 hereof.

10. Assignment; Successors. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the other parties hereto (which consent may be granted or withheld in the sole discretion of such other parties); provided, however, that the Parent may, without the consent of the other parties, assign this Agreement prior to the disbursement of the Escrow Fund and delivery of the Escrow Fund pursuant to Section 4 hereof to an entity who controls Parent or to an entity controlled by Parent to which the Parent has assigned any of its rights under the Merger Agreement, but no such assignment shall relieve the Parent of any of its obligations under this Agreement. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns.

11.      Escrow Agent.

         (a) Except as expressly contemplated by this Agreement or by written instructions given by a Company Stockholder after Parent has advised Escrow Agent in writing that the ASR 135 restriction period has expired, the Escrow Agent shall not sell, transfer or otherwise dispose of in any manner all or any portion of the Escrow Fund, except pursuant to an order of a court of competent jurisdiction.

         (b) The duties and obligations of the Escrow Agent shall be determined solely by this Agreement, and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement. The Escrow Agent shall neither be responsible for or under, nor chargeable with knowledge of the terms and conditions of, any other agreement, instrument or document in connection herewith, including but not limited to the Merger Agreement.

         (c) In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it in good faith to be genuine and signed by any party hereto or an authorized officer or agent thereof, and shall not be required to investigate the truth or accuracy of any statement contained in any such document or instrument. The Escrow Agent may assume that any person purporting to give any notice in accordance with the provisions of this Agreement has been duly authorized to do so. The Escrow Agent shall have no responsibility for the contents of any such writing contemplated herein and may conclusively rely without any liability upon the contents thereof.

         (d) The Escrow Agent shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, hereunder except in the case of its gross negligence, bad faith or willful misconduct. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

         (e) The Escrow Agent shall have no duty as to the collection or protection of the Escrow Fund or income thereon, nor as to the preservation of any rights pertaining thereto, beyond the safe custody of any such property actually in its possession.

         (f) The Escrow Agent shall be paid its fees and shall be reimbursed upon request for all expenses, disbursements and advances, including reasonable fees of outside counsel, if any, incurred or made by it in connection with the preparation of this Agreement and the carrying out of its duties under this Agreement. All such fees and expenses shall be the responsibility of the Parent.

         (g) To the extent that the Escrow Agent becomes liable for the payment of Taxes, including withholding Taxes, in respect of income derived from the investment of funds held hereunder and/or possession of the Escrow Shares or any payment made hereunder, the Escrow Agent may pay such Taxes. The Escrow Agent may withhold from any payment of monies held by it hereunder such amount, as directed by the Company and the Parent in writing, to be sufficient to provide for the payment of such Taxes not yet paid, and may use the sum withheld for that purpose. Each of the Company and the Parent shall furnish to Escrow Agent such information as may be reasonably requested by the Escrow Agent so that the Escrow Agent may prepare and file with the Internal Revenue Service any required Tax reports.

         (h) Parent shall reimburse and indemnify the Escrow Agent, its employees, directors, officers and agents for, and hold each harmless against, any loss, liability or expense, including, without limitation, reasonable attorneys' fees, incurred without gross negligence, bad faith or willful misconduct on the part of the Escrow Agent arising out of, or in connection with the acceptance of, or the performance of, its duties and obligations under this Agreement; provided that the Company Stockholders shall reimburse and indemnify the Escrow Agent for, and hold it harmless against, any such loss, liability or expense incurred as a result of gross negligence, bad faith or willful misconduct on the part of Company, the Company Stockholders or the Stockholders' Representatives. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall, if a claim in respect thereof is to be made against any of the other parties hereto, notify such other parties thereof in writing; but the failure by the Escrow Agent to give such notice shall not relieve such party from any liability which it may have to the Escrow Agent hereunder, except to the extent such indemnifying party is materially prejudiced by such failure. For the purposes hereof, the term "expense or loss" shall include all amounts paid or payable to satisfy any claim, demand or liability, or in settlement of any claim, demand, action, suit or proceeding settled with the express written consent of the indemnifying party, and all reasonable costs and expenses, including, but not limited to, counsel fees and disbursements paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding. The Escrow Agent shall have no right of setoff under this Agreement or otherwise against amounts in the Escrow Fund.

         (i) The Escrow Agent may at any time resign by giving 20 business days' prior written notice of resignation to the Stockholders' Representatives and the Parent. The Stockholders' Representatives and the Parent may at any time jointly remove the Escrow Agent by giving 10 business days' prior written notice signed by each of them to the Escrow Agent. If the Escrow Agent shall resign or be removed, a successor Escrow Agent, which shall be a bank or trust company having assets in excess of $1 billion, shall be appointed by the Stockholders' Representatives and the Parent by written instrument executed by the Stockholders' Representatives and the Parent and delivered to the Escrow Agent and to such successor Escrow Agent and, thereupon, the resignation or removal of the predecessor Escrow Agent shall become effective and such successor Escrow Agent, without any further act, deed or conveyance, shall become vested with all right, title and interest to all cash and property held hereunder of such predecessor Escrow Agent, and such predecessor Escrow Agent shall, on the written request of the Stockholders' Representatives, the Parent or the successor Escrow Agent, deliver to such successor Escrow Agent all the right, title and interest hereunder in and to the Escrow Fund and the Escrow Shares of such predecessor Escrow Agent and all other rights hereunder of such predecessor Escrow Agent. If no successor Escrow Agent shall have been appointed within 20 business days of a notice of resignation by the Escrow Agent, the Escrow Agent's sole responsibility shall thereafter be to hold the Escrow Fund and the Escrow Shares until its receipt of designation of a successor Escrow Agent, and the Escrow Agent shall be entitled to apply to a court of competent jurisdiction for the appointment of a successor. Upon its resignation and delivery of the Escrow Fund and the Escrow Shares as set forth above, the Escrow Agent shall be discharged from any and all further obligations arising in connection with the escrow contemplated by this Agreement.

12. Termination. This Escrow Agreement shall terminate on the date on which there is no property remaining in the Escrow Fund and the Escrow Shares have been delivered or returned in accordance with Section 4 hereof; provided that the rights of the Escrow Agent and the other parties hereto under Section 4 hereof shall survive the termination hereof and the resignation or removal of the Escrow Agent; provided further that nothing herein shall relieve any party from liability for any breach of this Agreement.

13. Further Assurances. From time to time on and after the date hereof, the other parties hereto shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to secure itself that it is protected in acting hereunder.

14. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14):

         if to the Parent:

                           Towne Services, Inc.
                           3950 Johns Creek Court, Suite 100
                           Suwanee, GA  30024
                           Telecopy:   678-475-5252
                           Attention:  Drew W. Edwards,
                                       Chief Executive Officer

                           with a copy (which shall not constitute notice) to:

                           Nelson Mullins Riley & Scarborough, L.L.P.
                           999 Peachtree Street, Suite 1400
                           Atlanta, GA  30309
                           Telecopy:   (404) 817-6050
                           Attention:  Susan L. Spencer, Esq.

         if to the Stockholders' Representatives:

                           Forseon Corporation
                           6600 Jurupa Avenue
                           Riverside, CA  92504
                           Telecopy:   (909) 689-4124
                           Attention:  Allen Merrill, Senior Vice President
                                       and Chief Financial Officer

                           with a copy (which shall not constitute notice) to:

                           Gibson, Dunn & Crutcher LLP
                           4 Park Plaza
                           Irvine, California 92614
                           Telecopy:   (949) 475-4665
                           Attention:  Mark W. Shurtleff, Esq.

                           if to the Escrow Agent, to:

                           First Union National Bank
                           999 Peachtree Street, NE
                           Eleventh Floor
                           Atlanta, GA 30309
                           Telecopy:   (404) 827-7305
                           Attention:  Mr. Brian Justice

15. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

16. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

17. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Company, the Parent and the Escrow Agent with respect to the subject matter hereof.

18. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, their permitted assigns and the Company Stockholders and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

19. Amendment. This Agreement may not be amended or modified except: (i) by an instrument in writing signed by, or on behalf of, the Company, the Parent and the Escrow Agent; or (ii) by a waiver in accordance with Section 20 hereof.

20. Waiver. Any party hereto (the "WAIVING PARTY") may: (i) extend the time for the performance of any obligation or other act of any other party hereto owed to the Waiving Party; or (ii) waive compliance with any agreement or condition contained herein (it being understood and agreed that such an extension or waiver shall not constitute, by itself, an extension or waiver by any other party hereto of any such obligation, act, agreement or condition owed to, or for the benefit of, such third party). Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

21. Governing Law. This Agreement shall be governed by the laws of the State of Georgia. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Georgia state or federal court and the parties hereto irrevocably submit to the jurisdiction of such courts and waive any defense of an inconvenient forum to the maintenance of any such action or proceeding.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          TOWNE SERVICES, INC.


                                          By:      /s/ Bruce F. Lowthers, Jr.
                                              -------------------------------
                                              Name: Bruce F. Lowthers, Jr.
                                              Title: Chief Financial Officer


                                          STOCKHOLDERS' REPRESENTATIVE


                                                   /s/ Dan Paul
                                              -------------------------------
                                              Dan Paul


                                                   /s/ Allen Merrill
                                              -------------------------------
                                              Allen Merrill


                                          FIRST UNION NATIONAL BANK


                                          By:      /s/ Brian K. Justice
                                              -------------------------------
                                              Name: Brian K Justice
                                              Title: Assistant Vice President

Forseon Corporation acknowledges and agrees to the foregoing provisions of this Escrow Agreement and hereby constitutes and appoints the Escrow Agent as its attorney-in-fact for the purpose of effecting any and all transfers of any portion of the Escrow Fund contemplated or required by this Agreement. Pursuant to this authority, the Escrow Agent shall have authority to take such action and execute on behalf of Company such documents as may be necessary to effect transfers of Escrow Shares or other property in the Escrow Fund, including without limitation, stock powers and transfer orders.


                                              FORSEON CORPORATION


                                              By: /s/ Allen Merrill
                                                  ----------------------------
                                              Name: Allen Merrill
                                              Title: Chief Financial Officer